Exhibit 99.1

NEWMARKET CORPORATION REPORTS RECORD SECOND QUARTER AND FIRST HALF 2012 RESULTS

•	Net Income Increases 6 Percent for the Second Quarter and 20 Percent for the First Half of 2012

•	Earnings Per Share Increases 9 Percent for the Second Quarter and 24 Percent for the First Half of 2012

•	Petroleum Additives Operating Profit Improves 13 Percent for the Second Quarter and 23 Percent for the First Half of 2012

•	Planned Asia Pacific Expansion with New Manufacturing Facility

Richmond, VA – (Business Wire) – NewMarket Corporation (NYSE:NEU) President and Chief Executive Officer, Thomas E. Gottwald, released the following earnings report of the Company’s operations for the second quarter and first half of 2012.

Net income for the second quarter of 2012 improved to $55.3 million, or $4.12 per share, an increase of 6 percent over net income for the second quarter of last year of $52.3 million, or $3.77 per share. For the first half of 2012, net income increased to $121.8 million, or $9.09 per share, an improvement of 20 percent compared to net income of $101.8 million, or $7.34 per share for the first half of 2011. Earnings per share for the second quarter and first half of this year increased 9 percent and 24 percent respectively.

Earnings for both the second quarter and first half of this year and last year include a charge for an interest rate swap while both periods this year include a charge for the early extinguishment of debt. Excluding these items from all periods, earnings for the second quarter of 2012 improved to $62.9 million, or $4.69 per share, an increase of 15 percent over earnings for the second quarter of last year of $54.8 million, or $3.95 per share. On the same basis, earnings for the first half of this year increased to $130.3 million, or $9.72 per share, an improvement of 26 percent compared to net income of $103.7 million, or $7.48 per share, for the first half of 2011. On this basis, earnings per share for the second quarter and first half of this year increased 19 percent and 30 percent, respectively. The following Summary of Earnings reflects net income and earnings per share with and without these two items.

	Summary of Earnings
	(In millions, except per-share amounts)
	Second Quarter Ended June 30		Six Months Ended June 30
	2012	2011	2012	2011
Net Income:
Net income	$55.3	$52.3	$121.8	$101.8
Loss on interest rate swap agreement	3.5	2.5	2.4	1.9
Loss on early extinguishment of debt	4.1	—	6.1	—

Income excluding the effects of the extinguishment of debt and swap	$62.9	$54.8	$130.3	$103.7

Diluted Earnings Per Share:
Net income	$4.12	$3.77	$9.09	$7.34
Loss on interest rate swap agreement	0.26	0.18	0.18	0.14
Loss on early extinguishment of debt	0.31	—	0.45	—

Income excluding the effects of the extinguishment of debt and swap	$4.69	$3.95	$9.72	$7.48

Petroleum additives segment operating profit for the second quarter of this year increased to $96.9 million, an improvement of 13 percent over operating profit for the second quarter of last year of $85.6 million. Sales of petroleum additives for the second quarter of this year reached $584.2 million, which was up 2 percent over sales for last year’s second quarter of $572.8 million. Shipments this second quarter increased about 5 percent compared to the first quarter of this year, but were approximately 7 percent lower than last year’s record second quarter shipments. For the first half of this year, petroleum additives operating profit increased to $204.1 million, an improvement of 23 percent over operating profit in the first half of last year of $166.2 million. Sales of petroleum additives for the first half of this year reached $1,141.9 million, an improvement, of 6 percent over sales in the first half of last year of $1,075.5 million, while shipments for the first half were down about 5 percent.

Petroleum additive results for both the second quarter and first half of this year reflect improved results in most of our major product lines. The results for both periods this year reflect higher operating profit margins and improved earnings in most major geographic areas in which we operate. Our business is performing well, and we continue to increase our investment in research and development to enable the continuing flow of innovative products and solutions for our customers. We continue to expect the full year 2012 to show better financial results than 2011 with shipments in the second half somewhat lower than first half due to general worldwide economic conditions.

During the second quarter of this year, we utilized our new $650 million five-year unsecured revolving credit facility to fund the early redemption of all of our 7.125% senior notes due 2016, representing an aggregate principal amount of $150 million. In May 2012, we also used a portion of this credit facility to repay the outstanding principal amount on the Foundry Park I, LLC mortgage loan agreement. Our cash flow from operations remains strong as evidenced by our $54 million reduction in debt and funding approximately $50 million higher working capital during the first half of this year while maintaining the same approximate cash level from the beginning of the year.

On July 18, we announced the planned construction of a new chemical additive manufacturing facility on Jurong Island, Singapore. The multiyear investment will be fully owned and operated by Afton, emphasizing the Company’s strong commitment to the expanding Asia Pacific market. This addition will provide a strong combination of research and development and manufacturing in the region while improving security of supply and reducing lead-times for delivery of product. We anticipate an initial investment in excess of $100 million by start up in mid-2015. We also announced Dr. Warren Huang’s intention to retire on April 1, 2013 and the appointment of Robert A. Shama to replace Warren as President of Afton Chemical on January 1, 2013.

We are pleased with the performance of our business for the first half of this year . We are making the investments necessary to support our customers around the world, both now and in the future, and we expect these investments to allow us to continue to provide solid returns for our shareholders.

Please read our second quarter Form 10-Q for more details on the operations of the Company.

Sincerely,

Thomas E. Gottwald

The earnings for both the second quarter and first half of this year and last year include an expense from an interest rate swap related to financing on Foundry Park resulting from the Company valuing the swap agreement at fair value at the end of each reporting period. The second quarter and first half of this year also include a loss on the early extinguishment of debt. The Company is reporting net income including these items, as well as income excluding them, and related per share amounts in the Summary of Earnings included in the earnings release. The Company has also included the non-GAAP financial measure EBITDA in this earnings release. A schedule following the financial statements included in this earnings release is provided reflecting the calculation of EBITDA, defined as Net income, before the deduction of interest and financing expenses, income taxes, depreciation and amortization. EBITDA is shown on the schedule both including and excluding the expense of valuing the swap agreement and the loss on the early extinguishment of debt. The Company believes that even though these items are not required by or presented in accordance with United States generally accepted accounting principles (GAAP), these additional measures enhance understanding of the Company’s performance and period to period comparability. The Company believes that these items should not be considered an alternative to net income determined under GAAP.

As a reminder, a conference call and Internet webcast is scheduled for 3:00 p.m. EDT on Tuesday, July 31, 2012, to review second quarter and first half 2012 financial results. You can access the conference call live by dialing 1-877-407-9210 (domestic) or 1-201-689-8049 (international) and requesting the NewMarket conference call. To avoid delays, callers should dial in five minutes early. The call will also be broadcast via the Internet and can be accessed through the Company’s website at www.NewMarket.com or www.investorcalendar.com. A teleconference replay of the call will be available until August 7, 2012 at 11:59 p.m. EDT by dialing 1-877-660-6853 (domestic) and 1-201-612-7415 (international). The account number is 286. The conference ID number is 397379. A webcast replay will be available for 30 days.

NewMarket Corporation through its subsidiaries, Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated chemical blends to market-general additive components, the NewMarket family of companies provides the world with the technology to make fuels burn cleaner, engines run smoother and machines last longer.

Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.

Factors that could cause actual results to differ materially from expectations include, but are not limited to: availability of raw materials and transportation systems; supply disruptions at single sourced facilities; ability to respond effectively to technological changes in our industry; failure to protect our intellectual property rights; hazards common to chemical businesses; occurrence or threat of extraordinary events, including natural disasters and terrorist attacks; competition from other manufacturers; sudden or sharp raw materials price increases; gain or loss of significant customers; risks related to operating outside of the United States; the impact of fluctuations in foreign exchange rates; political, economic, and regulatory factors concerning our products; future governmental regulation; resolution of environmental liabilities or legal proceedings; inability to complete future acquisitions or successfully integrate recent or future acquisitions into our business and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 1A, “Risk Factors” of our 2011 Annual Report on Form 10-K, which is available to shareholders upon request.

You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect the company. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

David A. Fiorenza
Investor Relations
Phone:	804.788.5555
Fax:	804.788.5688
Email:	investorrelations@newmarket.com

NEWMARKET CORPORATION AND SUBSIDIARIES

SEGMENT RESULTS AND OTHER FINANCIAL INFORMATION

(In millions, except per-share amounts, unaudited)

	Second Quarter Ended June 30		Six Months Ended June 30
	2012	2011	2012	2011

Revenue:
Petroleum additives	$584.2	$572.8	$1,141.9	$1,075.5
Real estate development	2.8	2.8	5.7	5.7
All other (a)	3.4	2.9	5.5	5.4

Total	$590.4	$578.5	$1,153.1	$1,086.6

Segment operating profit:
Petroleum additives	$96.9	$85.6	$204.1	$166.2
Real estate development	1.8	1.8	3.6	3.6
All other (a)	2.8	1.0	3.3	1.3

Segment operating profit	101.5	88.4	211.0	171.1

Corporate unallocated expense	(5.5)	(3.6)	(11.0)	(7.7)
Interest and financing expenses	(2.4)	(4.7)	(6.9)	(9.3)
Loss on an interest rate swap agreement (b)	(5.7)	(4.1)	(4.0)	(3.2)
Loss on early extinguishment of debt (c)	(6.7)	0.0	(9.9)	0.0
Other income (expense), net	0.3	0.4	1.1	(1.1)

Income before income tax expense	$81.5	$76.4	$180.3	$149.8

Net income	$55.3	$52.3	$121.8	$101.8

Basic earnings per share	$4.12	$3.77	$9.09	$7.34

Diluted earnings per share	$4.12	$3.77	$9.09	$7.34

Notes to Segment Results and Other Financial Information

(a)	“All other” includes the results of our tetraethyl lead (TEL) business, as well as certain contract manufacturing performed by Ethyl Corporation.
(b)	The loss on interest rate swap agreement represents the change, since the beginning of the reporting period, in the fair value of an interest rate swap which we entered into on June 25, 2009. We are not using hedge accounting to record the interest rate swap, and accordingly, any change in the fair value is immediately recognized in earnings.
(c)	In March 2012, we entered into a $650 million five-year unsecured revolving credit facility which replaced our previous $300 million unsecured revolving credit facility. In April 2012, we used a portion of this new credit facility to fund the early redemption of all of our outstanding 7.125% senior notes due 2016 (senior notes), representing an aggregate principal amount of $150 million. In May 2012, we used a portion of the new credit facility to repay the outstanding principal amount on the Foundry Park I, LLC mortgage loan agreement (mortgage loan). As a result, we recognized a loss on early extinguishment of debt of $6.7 million during the second quarter ended June 30, 2012 and $9.9 million during the six months ended June 30, 2012 from accelerated amortization of financing fees associated with the prior revolving credit facility, the senior notes, and the mortgage loan, as well as from costs associated with redeeming the senior notes prior to maturity.

NEWMARKET CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per-share amounts, unaudited)

	Second Quarter Ended June 30		Six Months Ended June 30
	2012	2011	2012	2011
Revenue:
Net sales - product	$587,548	$575,665	$1,147,369	$1,080,890
Rental revenue	2,858	2,858	5,716	5,716

	590,406	578,523	1,153,085	1,086,606

Costs:
Cost of goods sold - product	423,939	429,659	816,014	795,710
Cost of rental	1,068	1,068	2,136	2,136

	425,007	430,727	818,150	797,846

Gross profit	165,399	147,796	334,935	288,760

Selling, general, and administrative expenses	40,699	37,319	77,607	75,743
Research, development, and testing expenses	28,466	25,379	56,361	49,840

Operating profit	96,234	85,098	200,967	163,177

Interest and financing expenses	2,384	4,693	6,866	9,338
Loss on early extinguishment of debt (a)	6,711	0	9,932	0
Other expense, net (b)	(5,594)	(3,987)	(3,821)	(4,054)

Income before income tax expense	81,545	76,418	180,348	149,785

Income tax expense	26,277	24,159	58,533	47,937

Net income	$55,268	$52,259	$121,815	$101,848

Basic earnings per share	$4.12	$3.77	$9.09	$7.34

Diluted earnings per share	$4.12	$3.77	$9.09	$7.34

Shares used to compute basic earnings per share	13,405	13,852	13,405	13,871

Shares used to compute diluted earnings per share	13,405	13,856	13,405	13,881

Cash dividends declared per share	$0.75	$0.60	$1.50	$1.04

Notes to Consolidated Statements of Income

(a)	In March 2012, we entered into a $650 million five-year unsecured revolving credit facility which replaced our previous $300 million unsecured revolving credit facility. In April 2012, we used a portion of this new credit facility to fund the early redemption of all of our outstanding 7.125% senior notes due 2016 (senior notes), representing an aggregate principal amount of $150 million. In May 2012, we used a portion of the new credit facility to repay the outstanding principal amount on the Foundry Park I, LLC mortgage loan agreement (mortgage loan). As a result, we recognized a loss on early extinguishment of debt of $6.7 million during the second quarter ended June 30, 2012 and $9.9 million during the six months ended June 30, 2012 from accelerated amortization of financing fees associated with the prior revolving credit facility, the senior notes, and the mortgage loan, as well as from costs associated with redeeming the senior notes prior to maturity.
(b)	On June 25, 2009 we entered into an interest rate swap. The loss on the interest rate swap was $5.7 million for the second quarter ended June 30, 2012 and $4.0 million for the six months ended June 30, 2012. The loss on the interest rate swap was $4.1 million for the second quarter ended June 30, 2011 and $3.2 million for the six months ended June 30, 2011. We are not using hedge accounting to record the interest rate swap, and accordingly, any change in the fair value is immediately recognized in earnings.

NEWMARKET CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	June 30	December 31
	2012	2011
ASSETS

Current assets:
Cash and cash equivalents	$49,355	$50,370
Trade and other accounts receivable, less allowance for doubtful accounts ($450 -2012; $516 - 2011)	320,582	278,332
Inventories	317,564	306,785
Deferred income taxes	7,125	7,261
Prepaid expenses and other current assets	39,667	36,983

Total current assets	734,293	679,731

Property, plant and equipment, at cost	1,041,669	1,034,472
Less accumulated depreciation and amortization	690,922	681,506

Net property, plant and equipment	350,747	352,966

Prepaid pension cost	13,002	11,494
Deferred income taxes	35,354	35,805
Other assets and deferred charges	72,790	73,619
Intangibles (net of amortization) and goodwill	34,031	38,047

Total assets	$1,240,217	$1,191,662

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$119,525	$103,217
Accrued expenses	69,309	78,546
Dividends payable	8,563	8,529
Book overdraft	2,990	1,680
Long-term debt, current portion	1,598	10,966
Income taxes payable	13,428	13,086

Total current liabilities	215,413	216,024

Long-term debt	188,000	232,601
Other noncurrent liabilities	186,514	193,444

Shareholders’ equity
Common stock and paid in capital (without par value) Issued and Outstanding - 13,404,831 in 2012 and 2011	64	64
Accumulated other comprehensive loss	(99,743)	(98,732)
Retained earnings	749,969	648,261

	650,290	549,593

Total liabilities and shareholders’ equity	$1,240,217	$1,191,662

NEWMARKET CORPORATION AND SUBSIDIARIES

SELECTED CONSOLIDATED CASH FLOW DATA

(In thousands, unaudited)

	Six Months Ended
	June 30
	2012	2011

Net income	$121,815	$101,848
Depreciation and amortization	20,677	20,771
Loss on early extinguishment of debt	9,932	—
Cash payment for 7.125% senior notes redemption	(5,345)	—
Cash pension and postretirement contributions	(16,134)	(15,613)
Noncash pension and post retirement expense	9,613	7,983
Working capital changes	(49,565)	(84,660)
Capital expenditures	(16,967)	(34,790)
Repayment of senior notes and mortgage loan	(213,544)	(1,340)
Net borrowings under revolving credit agreements	166,000	44,000
Repurchases of common stock	—	(31,512)
Dividends paid	(20,107)	(7,301)
All other	(7,390)	12,310

(Decrease) increase in cash and cash equivalents	$(1,015)	$11,696

NEWMARKET CORPORATION AND SUBSIDIARIES

NON-GAAP FINANCIAL INFORMATION

(In thousands, unaudited)

	Second Quarter Ended		Six Months Ended
	June 30		June 30
	2012	2011	2012	2011

Net Income	$55,268	$52,259	$121,815	$101,848

Add:
Interest and financing expenses	2,384	4,693	6,866	9,338
Income tax expense	26,277	24,159	58,533	47,937
Depreciation and amortization	10,612	10,604	20,677	20,771

EBITDA	94,541	91,715	207,891	179,894

Plus Loss: Interest rate swap agreement	5,726	4,042	3,991	3,176
Plus Loss: Early extinguishment of debt	6,711	0	9,932	0

EBITDA, as adjusted	$106,978	$95,757	$221,814	$183,070